                                                                    EXHIBIT 23.7

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of Continental Cablevision, Inc. on Form S-4 of our report dated March 29, 1994, except for Notes 7 and 10, as to which the date is December 1, 1994, on the consolidated financial statements of United Broadcasting Company, Inc. and Subsidiaries as of and for the year ended December 31, 1993, (which expresses an unqualified opinion and includes two explanatory paragraphs relating to corrections of the previously issued financial statements) appearing in the Joint Proxy Statement--Prospectus, which is part of this Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement--Prospectus.

Councilor, Buchanan & Mitchell, P.C.
Bethesda, Maryland

January 26, 1995